Exhibit 99.1

Rightscorp Expands Global Reach with Patent Filings in Europe, China, Israel, Japan, Brazil and India

SANTA MONICA, Calif., March 19, 2014 — Rightscorp (RIHT) a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP), announced that the Company has filed for patents internationally, including filings in Europe, China, Israel, Japan, Brazil, and India. Rightscorp’s proprietary patent-pending copyright infringement monitoring software protects copyright owners against digital loss and the unauthorized online distribution of content including music, movies, videos, books, software, and games.

The Company represents more than 1,000,000 copyrights and has partnered with major motion picture studios, numerous Platinum recording artists and songwriters, Academy Award winning films, and top TV shows. Rightscorp currently operates in the U.S., and has recently announced plans to expand its copyright monetization services into Canada, a first step into a multi-billion dollar market for monetizing copyrighted IP globally.

“We continue to advance our proprietary technology for protecting and monetizing digital assets regardless of where in the world an infringement occurs,” said Christopher Sabec, CEO of Rightscorp. “Copyright infringement is a serious global problem causing billions of dollars in lost wages and revenues and we are looking to tackle this issue on an international level. These new patent filings not only present us an opportunity to add overseas protection for our current clients, but also allow us to expand our business and protect the rights of international artists and content creators.”

According to the Information Technology & Innovation Foundation, digital theft of music, movies and copyrighted content takes up huge amounts of Internet bandwidth, approximately 24% globally, and 17.5% in the U.S. An analysis by the Institute for Policy Innovation concludes that global music file sharing causes $12.5 billion in economic losses every year, a loss of 71,060 U.S. jobs, a loss of $2.7 billion in workers’ earnings, a loss of $422 million in tax revenues, $291 million in personal income tax, and $131 million in lost corporate income and production taxes. With software piracy, the commercial value of what the software industry has lost to theft now hovers around $63.4 billion, up from $58.8 billion in 2010 according to the Business Software Alliance (BSA).

About Rightscorp, Inc.

Rightscorp (RIHT) is a leading provider of monetization services for artists and holders of copyrighted Intellectual Property (IP). The Company’s patent pending digital loss prevention technology focuses on the infringement of digital content such as music, movies, software, and games and ensures that owners and creators are rightfully paid for their IP. Rightscorp implements existing laws to solve copyright infringements by collecting payments from illegal file sharing activities via notifications sent through Internet Service Providers (ISPs). The Company’s technology identifies copyright infringers, who are offered a reasonable settlement option when compared to the legal liability defined in the Digital Millennium Copyrights Act (DMCA). Based on the fact that 24% of all Internet traffic is used to distribute copyrighted content without permission or compensation to the creators, Rightscorp is pursuing an estimated $2.3 billion opportunity and has monetized major media titles through relationships with industry leaders. http://www.rightscorpinc.com/

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Safe Harbor Statement

This press release may include forward-looking statements. All statements other than statements of historical fact included in this press release, including, without limitation, statements regarding the Company’s anticipated financial position, business strategy and plans and objectives of management of the Company for future operations, are forward-looking statements. When used in this press release, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend,” and similar expressions, as they relate to the Company or its management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of the Company’s management as well as assumptions made by and information currently available to the Company’s management. Actual results could differ materially from those contemplated by the forward-looking statements as a result of certain factors not limited to, general economic and business conditions, competitive factors, changes in business strategy or development plans, the ability to attract and retain qualified personnel, and changes in legal and regulatory requirements. Such forward-looking statements reflect the current views of the Company with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to the operations, results of operations, growth strategy and liquidity of the Company. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by this paragraph.

For further investor and media information contact:

Andrew Haag

Managing Partner

IRTH Communications

rightscorp@irthcommunications.com

1-866-976-4784

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